HUB GROUP, INC. REPORTS RECORD FIRST QUARTER 2004 RESULTS

Downers Grove, IL, April 28, 2004 - Hub Group, Inc. (NASDAQ: HUBG) today reported a record first quarter representing a 99.6% increase in first quarter net income versus the first quarter of 2003. Hub Group earned net income of $2.7 million or 33 cents diluted earnings per share for the quarter ended March 31, 2004 compared to last year's first quarter net income of $1.4 million or 18 cents diluted earnings per share on 7.4% higher average diluted shares outstanding in the 2004 period.

Commenting on the results, David P. Yeager, Vice-Chairman and Chief Executive Officer of Hub Group stated, "We are delighted with the improvement in our profitability. We are making progress with our goals associated with the organizational realignment, which became effective February 1, 2004. During the remainder of the year, our management team will continue to focus on leveraging our new structure to drive revenue growth, improve operating efficiency and enhance customer service."

Transportation-related revenue, generated by the Company's intermodal, truckload brokerage and logistics business units, increased 2.4% or $7.4 million in the first quarter of 2004 compared to the first quarter of 2003. Intermodal revenue increased 1.1% to $230.5 million due primarily to an increase in volume. Truckload brokerage revenue increased 0.7% to $51.0 million due primarily to an increase in revenue per load. Logistics revenue increased 12.5% to $39.7 million due primarily to an increase in volume. Hub Group Distribution Services ("HGDS") revenue decreased 54.1% to $7.1 million in 2004 from $15.5 million in 2003 due primarily to lower installation business. Total revenue in the first quarter 2004 was $328.3 million, a decrease of 0.3% compared with the $329.3 million reported for the first quarter of 2003. Gross margin as a percentage of revenue decreased slightly from 12.8% in first quarter 2003 to 12.7% in first quarter 2004 due primarily to HGDS.

Costs and expenses decreased 5.8% in the first quarter of 2004 to $35.5 million compared to $37.7 million in the first quarter of 2003, reflecting the benefits from the Company's cost reduction efforts. Other expense, which primarily includes interest expense, decreased to $1.6 million in the first quarter of 2004 compared to $2.1 million in the same period of 2003 due to lower debt levels. During the first quarter of 2004, the Company paid down $5 million of debt and modified the debt agreement with its bank group to provide for lower interest rates.

FULL YEAR 2004 GUIDANCE:
Hub is comfortable with the range of analysts' estimates of diluted earnings per share of $1.45 to $1.50 for 2004. This range represents an increase of 35% to 40% compared with diluted earnings per share for 2003.

ABOUT HUB GROUP: Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload, LTL, railcar, airfreight and related logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

Certain prior year amounts have been reclassified to conform to the current year presentation.

CERTAIN FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about analysts' estimates and Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2003. Hub Group assumes no liability to update any such forward-looking statements.


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                                 HUB GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                               UNAUDITED
                                                                             THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                      ---------------------------
                                                                          2004          2003
                                                                      ------------ --------------
Revenue                                                                $ 328,302    $  329,284

Transportation costs                                                     286,498       287,234
                                                                      ------------ -------------
       Gross margin                                                       41,804        42,050

Costs and expenses:
     Salaries and benefits                                                22,342        23,328
     Selling, general and administrative                                  10,281        11,788
     Depreciation and amortization of property and equipment               2,884         2,561
                                                                      ------------ -------------
       Total costs and expenses                                           35,507        37,677
                                                                      ------------ -------------

       Operating income                                                    6,297         4,373

Other income (expense):
     Interest expense                                                     (1,713)       (2,084)
     Interest income                                                          53            50
     Other, net                                                               41           (36)
                                                                      ------------ -------------
       Total other expense                                                (1,619)       (2,070)

Income before provision for income taxes                                   4,678         2,303

Provision for income taxes                                                 1,965           944
                                                                      ------------ -------------

Net income                                                             $   2,713   $     1,359
                                                                      ============ =============

Basic EPS                                                              $    0.33   $      0.18
                                                                      ============ =============
Diluted EPS                                                            $    0.33   $      0.18
                                                                      ============ =============

Basic weighted average number of shares outstanding                        7,746         7,709
                                                                      ============ =============
Diluted weighted average number of shares outstanding                      8,294         7,722
                                                                      ============ =============
